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                                                                    Exhibit 10.1

                                                                  EXECUTION COPY

                              TERMINATION AGREEMENT

         This Agreement, dated as of June 11, 2002, is by and between UICI, a Delaware corporation ("UICI"), and Healthaxis, Inc., a Pennsylvania corporation ("Healthaxis").

         WHEREAS, UICI directly and indirectly through Affiliates beneficially holds approximately 45.98% of the issued and outstanding shares of common stock of Healthaxis;

         WHEREAS, UICI and Healthaxis, Ltd. (a Texas limited partnership and subsidiary of Healthaxis Inc.) are parties to an Information Technology Services Agreement, dated as of January 3, 2000, as amended, pursuant to which Healthaxis, Ltd. provides information systems and software development services (including administration of UICI's computer data center) to UICI and its insurance company affiliates; and

         WHEREAS, Healthaxis has solicited the assistance of UICI and requested certain accommodations from UICI, all as more particularly hereinafter set forth.

         NOW THEREFORE, for and in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. As used in this Agreement, the following capitalized terms shall have the respective meanings hereafter set forth:

              "Affiliate" of any Person shall mean and include any Person who controls, is controlled by or is under common control with such Person.

              "AST Employees" shall mean any employee of Healthaxis who is currently or who has ever been dedicated to providing applications system technology services to UICI and Affiliates of UICI (including without limitation UICI's Insurance Center, Student Insurance Division and UICI Marketing subsidiary) under the terms of the Services Agreement.

              "Designated AST Employee" shall mean specifically designated current AST Employees identified by UICI on Schedule 4.1 hereof.

              "Employee Accrual Amount" shall mean $50,000, representing an agreed upon portion of the cash paid to Healthaxis by UICI associated with employee bonus, vacation and sick time accruals in connection with the transfer of employees to Healthaxis from UICI in 1997.

              "Employee Adjustment Amount" shall mean the dollar amount designated in Schedule 2.1.4 hereof.

              "Healthaxis" shall mean Healthaxis Inc. and, as the context may require, the subsidiaries of Healthaxis Inc.

              "Non-Retained AST Employees" shall mean, collectively, (a) any Designated AST Employee who does not accept UICI's offer of employment and
     (b) any Terminated AST Employees.

              "Person" shall mean an individual, a corporation, partnership, limited liability company, trust, unincorporated association or any other legal entity.

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              "Retained AST Employees" shall mean those Designated AST Employees who accept UICI's offer of employment to be made pursuant to Section 4.2 hereof.

              "Services Agreement" shall mean the Information Technology Services Agreement, dated as of January 3, 2000, and as heretofore amended, between UICI and Healthaxis.

              "Terminated AST Employees" shall mean any current AST Employee who is not a Designated AST Employee.

              "Unaffiliated Shareholders" shall mean all holders of Healthaxis Common Stock other than (a) UICI, (b) Affiliates of UICI, (c) officers of Healthaxis, and (d) directors of Healthaxis.

         2. Transactions on Effective Date.

                  2.1. On June 15, 2002, or such later date as the parties hereto may mutually agree (the "Effective Date"), the parties hereto agree, subject to satisfaction of the conditions set forth in Section 3 hereof, to complete the following transactions:

                           2.1.1. UICI shall remit and pay to Healthaxis cash in
                  the amount of $6,500,000 less the Employee Accrual Amount, by wire transfer of immediately available funds to an account designated by Healthaxis.

                           2.1.2. UICI shall transfer, or cause to be
                  transferred, to Healthaxis 500,000 shares of Healthaxis Common Stock (the "Shares"), and UICI shall deliver or cause to be delivered to Healthaxis certificates evidencing the Shares duly endorsed in blank or with stock powers duly executed by UICI, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

                           2.1.3. The Services Agreement (including licenses to
                  use the UICI Owned Software and UICI Owned Materials and rights to access and use Third Party Software and related UICI Third Party Contracts, in each case as such capitalized terms are defined in the Services Agreement) shall terminate and be of no further force or effect.

                           2.1.4. UICI shall pay to Healthaxis (a) all amounts
                  accrued to the Effective Date for services rendered to the Effective Date under the terms of the Services Agreement, which amount shall be subject to adjustment as provided in
                  Section 2.2.1 below, less (b) the Employee Adjustment Amount as designated in SCHEDULE 2.1.4 hereof.

                           2.1.5. Healthaxis shall assign to UICI all of its
                  right, title and interest in and to, and UICI shall agree to assume liability under, the third party consulting arrangements designated on Schedule 2.1.5 hereto (the "Assumed Third Party Agreements").

                  2.2. In addition to the foregoing, the parties hereto agree to complete the following transactions subsequent to the Effective Date:

                           2.2.1. The payment to be made by UICI pursuant to
                  Section 2.1.4 above, as well as any other payments for services rendered under the Services Agreement subsequent to March 31, 2002, shall be subject to the "look back adjustment" in accordance with the arrangement previously adopted by UICI and Healthaxis under the

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                  Services Agreement. Notwithstanding the foregoing, in no event shall any payments for services rendered under the Services Agreement prior to March 31, 2002, be subject to further "look back adjustment" or any other adjustment, and it is hereby agreed that all such payments for services prior to March 31, 2002 are final and are not subject to any further review or adjustment whatsoever. Any final "look back adjustment" will be resolved and paid within 15 days following the date that UICI is in receipt from Healthaxis of all information necessary to compute such look back adjustment in accordance with the procedures and practice previously adopted by Healthaxis and UICI (the "Final Settlement Date").

                           2.2.2. On the Final Settlement Date, UICI shall pay
                  to Healthaxis any undisputed outstanding receivables under the Services Agreement for periods prior to March 31, 2002. All disputed amounts (if any) shall be resolved, and the final agreed amount paid on, the Final Settlement Date.

         3. Representations and Warranties.

                  3.1. Representations and Warranties of Healthaxis. Healthaxis represents and warrants to UICI as follows:

                           3.1.1. Healthaxis is a corporation duly organized,
                  validly existing and in good standing under the laws of the State of Pennsylvania, and has full power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

                           3.1.2. The execution, delivery and performance by
                  Healthaxis of this Agreement have been duly authorized by all necessary corporate action, and this Agreement has been duly executed and delivered by Healthaxis. This Agreement constitutes the valid and binding obligation of Healthaxis, legally enforceable in accordance with its terms.

                           3.1.3. The execution of and performance by Healthaxis
                  of its obligations under this Agreement will not violate any provision of law or governmental rule or regulation, and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under (i) Healthaxis' Certificate of Incorporation, (ii) Healthaxis' by-laws as currently in effect, (iii) any judgment, decree or order to which Healthaxis is bound or (iv) any agreement, contract, lease, indenture or other instrument to which Healthaxis is bound.

                           3.1.4. Healthaxis's authorized capital stock consists
                  of (a) preferred stock, $1 par value per share, of which 100,000,000 shares have been authorized and no shares are issued and outstanding; and (b) Common Stock, $0.10 par value per share, of which at April 30, 2002 (i) 1,900,000,000 shares have been authorized and (ii) 53,711,070 shares are issued and outstanding. All issued and outstanding shares of Healthaxis Common Stock have been, and on the Effective Date will be, duly and validly issued and are, or will be on such date, fully paid and non-assessable.

                  3.2. Representations and Warranties of UICI. UICI represents and warrants to Healthaxis as follows:

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                           3.2.1. UICI is a corporation duly organized, validly
                  existing and in good standing under the laws of the State of Delaware, and has full power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

                           3.2.2. The execution, delivery and performance by
                  UICI of this Agreement have been duly authorized by all necessary corporate action, and this Agreement has been duly executed and delivered by UICI. This Agreement constitutes the valid and binding obligation of UICI, legally enforceable against UICI in accordance with its terms.

                           3.2.3. The execution of and performance by UICI of
                  its obligations under this Agreement will not violate any provision of law or governmental rule or regulation, and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under (i) UICI's Certificate of Incorporation, (ii) UICI's by-laws as currently in effect, (iii) any judgment, decree or order to which UICI is bound or (iv) any agreement, contract, lease, indenture or other instrument to which UICI is bound.

                           3.2.4. UICI will have on the Effective Date, good and
                  marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

                           3.2.5. As of the date hereof, UICI holds, directly or
                  through Affiliates, the following securities issued by
                  Healthaxis:

                                    (a) 20,598,443 shares of Common Stock
                           registered in the name of UICI;

                                    (b) 3,557,179 shares of Common Stock
                           registered in the name of The MEGA Life and Health Insurance Company (a wholly owned subsidiary of UICI);

                                    (c) $1,666,666 stated principal amount of
                           Debentures, convertible into 185,185 shares of Common Stock (equivalent to $9.00 per share of Common Stock);

                                    (d) warrants registered in the name of UICI
                           entitling the holder thereof to purchase 12,291 shares of Common Stock at an exercise price of $3.01 per share;

                                    (e) warrants registered in the name of UICI
                           entitling the holder thereof to purchase 200,100 shares of Common Stock at an exercise price of $4.40 per share; and

                                    (f) warrants registered in the name of UICI
                           entitling the holder thereof to purchase 10,005 shares of Common Stock at an exercise price of $12.00 per share.

         4. AST Employment Matters.

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                  4.1. Set forth on Schedule 4.1 hereto is a list of Designated
         AST Employees. The parties may make mutually agreeable adjustments to
         Schedule 4.1 on or prior to the Effective Date, provided that on the Effective Date the number of Designated AST Employees shall constitute not less than 92% of all Healthaxis employees working full time at UICI or its Affiliates on a dedicated basis under the Services Agreement. Within three days following execution of this Agreement by all parties, Healthaxis shall deliver to UICI a schedule setting forth, for each Designated AST Employee, such Designated AST Employee's (a) annual salary, (b) accrued and unused vacation time and sick leave to June 15, 2002, (c) accrued bonus, if any, to June 15, 2002, (d) social security number, (e) position and (f) such other employee-specific information as UICI shall reasonably request.

                  4.2. With respect to Retained AST Employees constituting Healthaxis salaried employees, Healthaxis will pay such employees on the Effective Date (a regular Healthaxis payroll date) for services rendered through the Effective Date. With respect to Retained AST Employees constituting Healthaxis hourly employees, Healthaxis will pay such employees on June 22, 2002 for services rendered through the Effective Date.

                  4.3. Prior to the Effective Date, UICI or an Affiliate of UICI shall make an offer of employment to each Designated AST Employee, which offer of employment shall be effective commencing on a date on or after the Effective Date, shall be at a compensation level equal to such Designated AST Employee's current compensation level and shall otherwise be on terms that UICI in its sole discretion shall determine except as otherwise herein set forth. Healthaxis acknowledges, agrees and understands that there can be no assurance that Designated AST Employees will accept UICI's offer of employment herein described.

                  4.4. With respect to Retained AST Employees, UICI agrees as follows:

                           4.4.1. Retained AST Employees shall be entitled to
                  participate in all UICI health and welfare benefit plans in which current UICI employees are entitled to participate, including health, dental and disability insurance programs and participation in UICI's Employee Stock Ownership and Savings Plan (the "UICI Plan").

                           4.4.2. For seniority-based rights under UICI's health
                  and welfare benefit plans, including vacation time and sick leave (for eligibility and vesting purposes only), credit shall be given to each Retained AST Employee for such employee's term of service with Healthaxis to the same extent that Healthaxis has given credit to such Retained AST Employee's term of service with Healthaxis.

                           4.4.3. With respect to insurance under UICI's
                  benefits, pre-existing condition limitations and waiting periods shall be waived for Retained AST Employees and Retained AST Employees shall be given credit for deductibles and co-payments previously met under Healthaxis' policies.

                           4.4.4. Each Retained AST Employee shall receive
                  credit for the employee's term of service with Healthaxis for purposes of participation and vesting in the UICI Plan. Each Retained AST Employee who meets the eligibility requirements under the UICI Plan based on his/her combined years of service with Healthaxis and UICI will be eligible to enroll in the UICI Plan as of the next enrollment date effective July 1, 2002. Upon commencement of employment with UICI, each Retained AST Employee who has a vested account balance in the Healthaxis defined contribution and/or 401(k) plan will also have the option to roll over his/her vested account balance to the UICI Plan.

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                           4.4.5. Each Retained AST Employee shall receive
                  credit for accrued and unused vacation time and sick leave and accrued and unpaid bonuses, and UICI agrees to assume liability therefor (such liabilities referred to herein as "Assumed Employee Liabilities.")

                  4.5. With respect to Terminated AST Employees, Healthaxis agrees as follows:

                           4.5.1. Healthaxis will hold a meeting with all
                  Terminated AST Employees on Thursday, June 13, at 4:00 pm at a mutually agreed upon location (the "Healthaxis Employee Meeting") to communicate to such employees that their employment at Healthaxis will be terminated and that UICI does not intend to offer them employment. At the Healthaxis Employee Meeting, Healthaxis will direct all Terminated AST Employees not to return to UICI facilities, it being agreed and understood that following the Healthaxis Employee Meeting no Terminated AST Employee will be authorized or permitted by UICI to enter any UICI facility.

                  4.6. UICI and Healthaxis will cooperate in assisting each other in all employee transition issues.

         5. Closing Conditions.

                  5.1. UICI's Closing Conditions. UICI's obligation to complete the transactions set forth in this Agreement shall be subject to satisfaction, on or prior to the Effective Date, of each of the following conditions

                           5.1.1. The representations and warranties of
                  Healthaxis shall be true and correct in all respects on and as of the Effective Date. Healthaxis shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Effective Date.

                           5.1.2. All governmental agencies, department,
                  bureaus, commissions and similar bodies, including any insurance regulatory approvals, the consent, authorization or approval of which is necessary or material under any applicable law, rule, order or regulation for the consummation by UICI shall have consented to, authorized, permitted or approved such transactions.

                           5.1.3. Healthaxis shall have received all requisite
                  consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for Healthaxis to consummate the transactions contemplated by this Agreement.

                           5.1.4. No action or proceeding by or before any court
                  or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                           5.1.5. Each of the Board of Directors of Healthaxis
                  and the Related Party Transactions Committee of the Board of Directors of Healthaxis (consisting of Henry G. Hager, Dennis
                  B. Maloney and Kevin R. Brown) shall have unanimously approved and endorsed the transactions contemplated hereby in all respects and shall have determined that the transactions contemplated by this Agreement shall be fair in all respects to the

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                  Unaffiliated Shareholders of Healthaxis. At the Effective
                  Date, the Chairman of the Board of Healthaxis and the Chairman of the Related Party Transactions Committee shall jointly deliver to UICI a letter executed by each confirming that (a) the transactions contemplated by this Agreement were initiated by Healthaxis and were not in any way the result of any action, writing or request by UICI or any designee of UICI,
                  (b) each of the Board of Directors of Healthaxis and the Related Party Transactions Committee of the Board of Directors of Healthaxis have unanimously approved and endorsed the transactions contemplated hereby in all respects and (c) the Related Party Transactions Committee has determined that the transactions contemplated by this Agreement are fair in all respects to the Unaffiliated Shareholders of Healthaxis.

                           5.1.6. The Healthaxis Founders Stock Option Plan
                  shall have been amended to extend the period during which certain vested options granted and outstanding thereunder may be exercised until June 30, 2003.

                           5.1.7. At the Effective Date, Healthaxis shall have
                  delivered to UICI a certificate signed by the President and Chief Financial Officer of Healthaxis, certifying that the conditions set forth in this Section 5.1 have been satisfied.

                  5.2. Healthaxis's Closing Conditions. Healthaxis's obligation to complete the transactions set forth in this Agreement shall be subject to satisfaction, on or prior to the Effective Date, of each of the following conditions:

                           5.2.1. The representations and warranties of UICI
                  shall be true and correct in all respects on and as of the Effective Date. UICI shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Effective Date.

                           5.2.2. All governmental agencies, department,
                  bureaus, commissions and similar bodies, including any insurance regulatory approvals, the consent, authorization or approval of which is necessary or material under any applicable law, rule, order or regulation for the consummation by UICI of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

                           5.2.3. UICI shall have received all requisite
                  consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for UICI to consummate the transactions contemplated by this Agreement.

                           5.2.4. No action or proceeding by or before any court
                  or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                           5.2.5. At the Effective Date, UICI shall have
                  delivered to Healthaxis a certificate signed by the President or any Executive Vice President of UICI, certifying that the conditions set forth in this Section 5.2 have been satisfied.

         6. Mutual Release. Each of UICI and Healthaxis, on behalf of itself and each of its present and former parents, subsidiaries, affiliates, officers, employees, directors, shareholders, agents, attorneys, successors, and assigns, hereby fully releases, acquits, forever discharges, and covenants not to sue the other party from any and all claims, liens, demands, suits, causes of action and damages, of whatever

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source or nature, whether in law or equity, known or unknown, including but not limited to attorneys' fees and costs, of any nature whatsoever, existing on, or at any time prior to, the date hereof in law, in equity or otherwise, which UICI or Healthaxis, its successors, or assigns had or have against the other party upon or by reason of any fact, matter, cause, or thing whatsoever.

         7. Transition Matters.

                  7.1. Healthaxis and Ingenix, Inc. are parties to a master license agreement (the "Old Ingenix License"), pursuant to which certain UICI Affiliates utilize Ingenix, Inc. software. The Old Ingenix License has a term ending on December 31, 2003, and UICI has paid to Healthaxis, and Healthaxis acknowledges receipt of, the amount of $93,790 for use of such software for the year ending December 31, 2002. Healthaxis acknowledges and understands that UICI is negotiating the terms of a separate license agreement with Ingenix, Inc. (the "New Ingenix License") to be effective on or about the Effective Date, pursuant to which UICI and its Affiliates will separately license from Ingenix, Inc. the software that is the subject of the Old Ingenix License. If and only if (a) UICI and Ingenix Inc. execute and deliver the New Ingenix License and (b) Healthaxis shall not have on or before December 31, 2002 negotiated a new license agreement with Ingenix, Inc. for use of the software for the year ending December 31, 2003, then in such event on January 1, 2003, UICI shall pay to Healthaxis the sum of $98,360, representing the amount that UICI shall have otherwise been obligated to pay to Healthaxis for use of the software under the terms of the Old Ingenix License for 2003. UICI expressly acknowledges that
         (i) Healthaxis is not obligated to negotiate a new license agreement with Ingenix, and (ii) if UICI and Ingenix Inc. execute and deliver the New Ingenix License, then in such event UICI will no longer be authorized to use the Ingenix products under the Old Ingenix License following the Effective Date; provided however, that if UICI and Ingenix Inc. do not execute and deliver the New Ingenix License, then in such event UICI will be authorized to use the Ingenix products under the Old Ingenix License following the Effective Date only to the extent permitted therein, in which event UICI and Healthaxis will cooperate to ensure that they maximize the ability of UICI to continue to benefit from the Old Ingenix Agreement.

                7.2. Notwithstanding the termination of the Services Agreement as herein provided, Healthaxis will provide to UICI the termination/expiration assistance requested by UICI to allow the Services (as such term is defined in the Services Agreement) to continue without interruption or any material adverse effect to UICI, and to facilitate the orderly transfer of the Services to UICI and/or its Affiliates and designees. Without limiting the generality of the foregoing:

                           7.2.1. Healthaxis will in an expeditious and timely
                  manner transfer the control and responsibility for all information technology functions and Services, including delivery of all documentation (including without limitation all source and object code for the Healthaxis Time Reporting System used by UICI or its Affiliates, such source and object code to be provided on an "as is" basis, based upon the version in use at Healthaxis, UICI acknowledging that any version in use at the Insurance Center or otherwise within UICI has been under the control of UICI through AST Employees operating under the direction of UICI, and that Healthaxis has no information beyond that currently in possession of AST Employees), software support and data management functions, previously performed by or for Healthaxis to UICI and/or UICI's designees by the execution of any documents reasonably necessary to effect such transfers.

                           7.2.2. Healthaxis shall provide any and all
                  reasonable assistance requested by UICI to permit the systems associated with the Services to operate efficiently, the

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                  Services to continue without interruption or material adverse effect; and the orderly transfer of the Services to UICI and/or its designee(s).

                           7.2.3. On the Effective Date, Healthaxis will
                  transfer to UICI all documents, computer files, workplans, etc. ("Documentation") that it has prepared and are in its possession in connection with Services (as such term is defined in the Services Agreement) provided by Healthaxis to UICI under the terms of the Services Agreement.

                  7.3. Notwithstanding the foregoing provisions of this Section 7, it is acknowledged that the substantial portion of termination/expiration assistance services to be provided hereunder following the Effective Date will be provided by Retained AST Employees who will no longer be under the control or direction of Healthaxis following the Effective Date. In addition, it is acknowledged that the substantial portion of Documentation has been under the control of Retained AST Employees.

                7.4. UICI and Healthaxis acknowledge that a joint project is currently underway and commonly referred to as the "Disconnect Project", and that the various remaining tasks have been mutually identified and defined, and responsibilities assigned as between UICI (through Retained AST Employees or other direct employees of UICI) and Healthaxis (through Non-Retained AST Employees or other Healthaxis employees). Completion of the portion of the Disconnect Project assigned to Healthaxis as currently scoped will constitute substantial discharge of Healthaxis's obligations under this Section 7.

                7.5. UICI shall retain responsibility for separation of American Administrative Group, Inc. ("AAG") from the UICI networks under separate agreements between UICI and AAG.

                7.6. UICI acknowledges that the license for the Support Magic helpdesk software is in the name of Healthaxis and that UICI may be required to obtain its own license to such software upon completion of the transactions contemplated hereby to the extent such software is utilized by UICI.

                7.7. Healthaxis currently occupies space within UICI's Insurance Center data processing facility located at 9151 Grapevine Highway, North Richland Hills, Texas (the "NRH Premises"), pursuant to an oral agreement between UICI and Healthaxis. On the Effective Date, UICI and Healthaxis will execute and deliver a transition agreement addressing, among other things, the continued use and occupation of the facilities for a period ending December 31, 2002 (the "Transition Period") and other transition issues. UICI will agree pursuant to the transition agreement to waive and discharge Healthaxis from liability for payment of monthly rent on the NRH Premises for a period ending December 31, 2002; provided, however, that on and after December 31, 2002 and termination of Healthaxis's right to use and occupy the NRH Premises, monthly holdover rent will commence at the rate of $50,000 per month. Except as provided in Section 9.2 hereof, UICI shall bear no responsibility for the Healthaxis employees situated within the NRH Premises or for the data processing equipment that Healthaxis continues to maintain at the NRH Premises. Healthaxis shall be responsible for any and all losses and damages to its employees and equipment at the NRH Premises, including all losses and damages arising from the actions of third parties and acts of God. UICI has agreed to provide to Healthaxis the NRH Premises on a rent-free basis to December 31, 2002 as an accommodation and on an "as-is, where-is" basis with no obligations to UICI as a landlord in any respect.

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         8. Non-Solicitation. For a period of six months following the Effective
Date, Healthaxis will not solicit for employment directly, nor employ, any current employee of UICI without the prior written consent of UICI. Except as is otherwise specifically contemplated hereby, for a period of six months following the Effective Date, UICI will not solicit for employment directly, nor employ, any current employee of Healthaxis (other than Designated AST Employees) without the prior written consent of Healthaxis.

         9. Indemnification.

                  9.1. Indemnification by Healthaxis. Healthaxis agrees to indemnify and hold harmless UICI and its directors, officers, successors, agents, employees, partners, representatives, heirs, assigns, affiliates and subsidiaries harmless from and against any and all losses, damages (excluding punitive, consequential and extra-contractual damages), liabilities, regulatory fines, penalties, costs and expenses (including, without limitation, attorneys' fees, investigation costs and all other reasonable costs associated with the defense thereof) (collectively, "Losses"), as incurred, arising out of or relating to (a) breach of any of the covenants or agreements to be performed by Healthaxis hereunder; (b) breaches of any representation or warranty made by Healthaxis hereunder; (c) severance and other employee termination costs and claims associated with Non-Retained AST Employees; (d) claims of any AST Employees accruing in connection with activities on or prior to the Effective Date; (e) activities of any Healthaxis employee and/or losses to personal property situated at the NRH Premises; (f) any third party claims with respect to any Assumed Third Party Agreement arising out of activities on or prior to the Effective Date; (g) any third party claims arising out of the Old Ingenix Agreement; and (h) any claims made by or on behalf of any shareholder or group of shareholders of Healthaxis (including derivative claims), by any director of Healthaxis or any other third party or parties challenging the fairness to Healthaxis of the transactions contemplated by this Agreement.

                  9.2. Indemnification by UICI. UICI agrees to indemnify and hold harmless Healthaxis and its directors, officers, successors, agents, employees, partners, representatives, heirs, assigns, affiliates and subsidiaries harmless from and against any and all Losses, as incurred, arising out of or relating to (a) breach of any of the covenants or agreements to be performed by UICI hereunder; (b) breaches of any representation or warranty made by UICI hereunder; (c) actions taken by UICI after the Effective Date associated with Retained AST Employees; (d) any third party claims under or with respect to any Assumed Third Party Agreement arising out of activities after the Effective Date; (e) the gross negligence or willful misconduct of UICI in connection with the separation of American Administrative Group, Inc. from the UICI networks under separate agreements between UICI and AAG; (f) the gross negligence or willful misconduct of UICI resulting in an unreasonable disruption of the use of the NRH Premises by Healthaxis during the Transition Period; and (g) Assumed Employee Liabilities.

                  9.3. Conduct of Indemnification Proceedings.

                           9.3.1. If any proceeding shall be brought or asserted
                  against any person entitled to indemnification hereunder (an "Indemnified Party"), such Indemnified Party promptly shall notify the person from whom indemnity is sought (the "Indemnifying Party") in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except

                  (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

                           9.3.2. An Indemnified Party shall have the right to
                  employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the reasonable expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

                           9.3.3. All fees and expenses of the Indemnified Party
                  (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) business days of a detailed written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

         10. Confidentiality. Each of the parties hereto agrees that the terms of this Agreement, the negotiations leading to this Agreement, and this Agreement shall be treated as strictly confidential, and that no such party shall disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized the terms of this Agreement, the negotiations leading to this Agreement or the Agreement to any Person, other than (a) orally and confidentially to affected AST Employees; (b) confidentially to such party's legal counsel and tax advisors under such circumstances where such persons have a need to know, (c) to the extent necessary to report income to appropriate taxing authorities; (d) to the extent required under applicable state and federal securities laws; and (e) in response to an order or subpoena of a court or governmental agency of competent jurisdiction, provided in such case that notice of receipt of any such order or subpoena shall be immediately communicated to the other parties hereto so that they may have an opportunity to intervene and assert their rights with respect to non-disclosure prior to such party's response to such order or subpoena.

         11. Other Agreements. Except with respect to the termination of the Services Agreement as contemplated hereby, the rent free use of the NRH Premises during the Transition Period and otherwise solely to the extent as specifically modified or amended hereby, Healthaxis and UICI confirm and acknowledge that each other agreement between the parties hereto shall remain unmodified and in full force and effect.

         12. Transfer of Healthaxis Common Stock. During the one year period ending June 15, 2003, UICI agrees that it will not, and will not permit any of its Affiliates to, sell, transfer or otherwise dispose of any shares of Healthaxis common stock, $0.10 par value per share, except (a) in privately negotiated sales or (b) in market transactions in minimum blocks of 25,000 shares.

         13. General Matters.

                  13.1. Any notice, request, instruction or other document to be given hereunder shall be in writing and: (a) delivered personally; (b) sent by registered or certified United States mail, postage prepaid, return receipt requested; (c) sent by Federal Express or other similarly reputable overnight courier; or (d) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (w) if delivered personally, at the time delivered; (x) if sent by registered or certified United States mail, at the time deposited in the United States mail; (y) if sent by Federal Express or other similarly reputable overnight courier, at the time sent, or (z) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

                                    If to UICI, to:

                                      UICI
                                    4001 McEwen Drive
                                    Suite 200
                                    Dallas, TX 75244
                                    Attention:       Mr. Gregory T. Mutz

                                    With a copy to:

                                    Mr. Glenn W. Reed
                                    Executive Vice President and General Counsel

                                    If to Healthaxis, to:

                                    Healthaxis, Inc.
                                    5215 North O'Connor Blvd.
                                    800 Central Tower
                                    Irving, TX 75039
                                    Attention:       Mr. James W. McLane

                                    With a copy to:

                                    Mr. John Carradine
                                    Chief Financial Officer

         or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 13.1.

                  13.2. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersedes all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

                  13.3. The rights of each party under this Agreement shall not be assignable without the written consent of each of the other parties.

                  13.4. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.4 any right, remedy or claim under or by reason of this Agreement.

                  13.5. Headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  13.6. This Agreement has been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, pursuant to a written action by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                  13.7. Regardless of whether the transactions provided for in this Agreement are consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors, and accountants.

                  13.8. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

                  13.9. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

                  13.10. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of laws provisions that may direct the application of the laws of another jurisdiction.

                  13.11. Each of the parties hereby: (a) agrees that any action arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby shall be filed and shall proceed exclusively in the federal and state courts located in Dallas, Texas;
         (b) irrevocably consents to jurisdiction in such courts; and (c) waives any and all objections to jurisdiction and venue in such courts that they may have under the federal or state laws of the United States.

                  13.12. The provisions of this Agreement are intended for the sole benefit of the parties hereto and shall not inure to the benefit of any other Person, other than successors and permitted assigns of parties hereto, whether as third party or otherwise.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on and as of the date first above written.

                              UICI

                               By: /s/ GLENN W. REED
                                   ---------------------------------------------
                               Name: Glenn W. Reed
                                     -------------------------------------------
                               Its: Executive Vice President and General Counsel
                                    --------------------------------------------

                               HEALTHAXIS, INC.

                               By: /s/ JOHN M. CARRADINE
                                   ---------------------------------------------
                               Name: John M. Carradine
                                     -------------------------------------------
                               Its: Chief Financial Officer
                                    --------------------------------------------

                                                                  SCHEDULE 2.1.4

                     SCHEDULE OF EMPLOYEE ADJUSTMENT AMOUNT

         The following costs associated with Chad Congos will be reimbursed by Healthaxis to UICI:


                           Cost                                    Amount

MS Windows 2000 Class                                              $2,300.00

Cisco Works Class                                                  $3,395.00

Two weeks salary while attending classes                           $3,000.00

Training cost of replacement                                       $3,000.00
                                                                    --------

         Total                                                    $11,695.00
                                                                   =========

                                                                  SCHEDULE 2.1.5

             SCHEDULE OF ASSUMED THIRD PARTY CONSULTING ARRANGEMENTS

---------------------------------------------------------------------------
      Name of Consultant                               Written Agreement
---------------------------------------------------------------------------
Al Hogan
---------------------------------------------------------------------------
Troy Howard
---------------------------------------------------------------------------
Ann Teeter
---------------------------------------------------------------------------
Michael Burec (contract terminates 5/31/02)
---------------------------------------------------------------------------
Hilda Crawford
---------------------------------------------------------------------------
Dan Mahaley
---------------------------------------------------------------------------

                                                                    SCHEDULE 4.1

                      SCHEDULE OF DESIGNATED AST EMPLOYEES